SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive  Proxy  Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            OSHKOSH TRUCK CORPORATION
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                            OSHKOSH TRUCK CORPORATION
                               2307 Oregon Street
                                  P.O. Box 2566
                            Oshkosh, Wisconsin 54903
                                 (920) 235-9151


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 1, 1999


To the Shareholders of OSHKOSH TRUCK CORPORATION:

         Notice is hereby given that the Annual Meeting of Shareholders of Oshkosh Truck Corporation, a Wisconsin corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903, will be held on Monday, February 1, 1999, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin, for the following purposes:

         (1) To elect directors for terms of one year expiring at the Annual Meeting to be held in 2000;

         (2) To approve the Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended; and

         (3) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on December 16, 1998, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

         A copy of the Annual Report of the company for the fiscal year ended September 30, 1998, and a Proxy Statement accompany this Notice.

         If you will be unable to be present in person at the meeting and desire your stock to be voted, you are requested to complete, sign and return promptly the (white) proxy card for Class A Common Stock and/or the (green) proxy card for Common Stock in the enclosed stamped, self-addressed return envelope.

                                            By order of the Board of Directors,



                                            TIMOTHY M. DEMPSEY, Secretary
                                            OSHKOSH TRUCK CORPORATION
Oshkosh, Wisconsin
December 23, 1998

                            OSHKOSH TRUCK CORPORATION

               Proxy Statement for Annual Meeting of Shareholders
                         To be Held on February 1, 1999

         This statement is furnished on or about December 30, 1998, in connection with the solicitation of proxies by the Board of Directors of Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903 (the "company"), to be used at the Annual Meeting of Shareholders of the company to be held on Monday, February 1, 1999, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, Wisconsin, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

         Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person. Presence at the meeting of a shareholder who has signed a proxy does not in itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Board of Directors in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the meeting or any adjournments thereof. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

         Only holders of shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), and Common Stock, $.01 par value (the "Common Stock"), on December 16, 1998, are entitled to vote at the Annual Meeting. On that date, the company had outstanding and entitled to vote 296,756 shares of Class A Common Stock and 8,124,745 shares of Common Stock. Currently, the company does not have a shareholder rights plan. However, the company's Board of Directors is considering the adoption of such a plan. The terms of any plan that the Board of Directors may adopt are not known at this time. However, any rights plan could have the effect of making it more difficult for any person to acquire the company or acquire control of the company.

         There are separate proxy cards for the Class A Common Stock (white) and the Common Stock (green). Enclosed for holders of shares of only one class of stock is the appropriate proxy card. Enclosed for holders of both classes of stock are both proxy cards; each proxy card must be completed, signed and returned for shares of each class to be represented at the meeting.

                              ELECTION OF DIRECTORS

         The Board of Directors of the company currently consists of nine members, each of whom is elected each year to serve for a term of one year and until his or her successor is elected. Under the company's Restated Articles of Incorporation, as amended, holders of shares of Common Stock have the right to elect as a class 25% of the entire Board of Directors of the company. At the Annual Meeting, nine directors will be elected; holders of shares of Class A Common Stock will elect seven directors, and holders of shares of Common Stock will elect two directors. Unless otherwise revoked, proxies received by the Board of Directors with authority to vote in the election of directors will be voted at the Annual Meeting for the election for one-year terms of each of the nominees listed on the following page. Because directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), any shares not voted, whether due to abstentions or broker nonvotes, have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

         In the event that any of the nominees should fail to stand for election, the persons named in the form of proxy intend to vote for substitute nominees.

         Certain information as of November 18, 1998, with respect to each nominee is set forth on the next page.

NOMINEES FOR HOLDERS OF CLASS A COMMON STOCK

         Name                    Age       Office, if any, Held in Company

J. William Andersen              60
Robert G. Bohn                   45        President and Chief Executive Officer
Gen. Frederick M. Franks, Jr.    62
   (Ret. U.S. Army)
Michael W. Grebe                 58
Kathleen J. Hempel               48
Stephen P. Mosling               52
J. Peter Mosling, Jr.            54

NOMINEES FOR HOLDERS OF COMMON STOCK

         Name                    Age       Office, if any, Held in Company

Daniel T. Carroll                72
Richard G. Sim                   54

         J. WILLIAM ANDERSEN - Mr. Andersen has served as a Director of the company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

         ROBERT G. BOHN - Mr. Bohn joined the company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. He was appointed President and Chief Executive Officer in October, 1997. Prior to joining the company, Mr. Bohn was Director-European Operations for Johnson Controls, Inc., Milwaukee, Wisconsin, which manufactures, among other things, automotive products. He worked for Johnson Controls from 1984 until 1992. He was elected a Director of the company in June 1995.

         DANIEL T. CARROLL - Mr. Carroll has served as Director of the company since 1991. In October, 1997, he was elected Chairman of its Board of Directors. He is Chairman of The Carroll Group, a management consulting firm located in Avon, Colorado. Mr. Carroll is also a director of Wolverine World Wide, Incorporated; Comshare, Inc.; Aon Corp.; Diebold Incorporated; A.M. Castle & Company; American Woodmark Corporation; and Woodhead Industries, Inc.

         GEN. FREDERICK M. FRANKS, JR. (RET. U.S. ARMY) - Gen. Franks has served as a Director of the company since 1997. He was the Commander of the U.S. Army Training and Doctrine Command from 1991 to 1994 and commanded the U.S. Army VII Corps during Operation Desert Storm. He retired from the Army in 1994.

         MICHAEL W. GREBE - Mr. Grebe has served as a Director of the company since 1990. He has been a partner in the law firm of Foley & Lardner in Milwaukee since 1977. The company retained Mr. Grebe's firm for legal services in 1998 and will similarly do so in 1999.

         KATHLEEN J. HEMPEL - Ms. Hempel has served as a Director of the company since 1997. She was Vice Chairman and Chief Financial Officer of Fort Howard Corporation, Green Bay, Wisconsin, which manufactured paper and paper products, from 1992 until its merger into Fort James Corporation in 1997. She is a director of A.O. Smith Corporation and Whirlpool Corporation.

         J. PETER MOSLING, JR. - Mr. Mosling has served as a Director of the company since 1976, having joined the company in 1969. He had served in various senior executive capacities since joining the company through his retirement in 1994.

         STEPHEN P. MOSLING - Mr. Mosling has served as a Director of the company since 1976, having joined the company in 1971. He had served in various senior executive capacities since joining the company through his retirement in 1994.

         RICHARD G. SIM - Mr. Sim has served as a Director of the company since 1997. He is Chairman, President and Chief Executive Officer of Applied Power, Inc., Milwaukee, Wisconsin, which manufacturers hydraulic equipment and electrical consumables. He is a member of its Board of Directors. He also is a director of Ipsco, Inc.

         Stephen P. Mosling and J. Peter Mosling, Jr. are brothers. Other than as noted, none of the company's Directors or executive officers has any family relationship with any other Director or executive officer.

                          SHAREHOLDINGS OF NOMINEES AND
                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of each class of the company's stock by each nominee, each person known by the company to own beneficially more than 5% of either class of the company's stock, each executive officer named in the summary compensation table and all Directors and executive officers as a group as of November 18, 1998. Except as indicated, persons listed have sole voting and investment power over the shares beneficially owned.

                                                            Class A                            Common
                                                                     Percent                          Percent
                                                     Shares          of Class              Shares     of Class
J. Peter Mosling, Jr. (2)(3)                          119,813        40.37%              221,614      2.73%
   P.O. Box 2566, Oshkosh, WI 54903
Stephen P. Mosling (1)(2)(3)                          120,892        40.73%              427,729      5.26%
   P.O. Box 2566, Oshkosh, WI 54903
J. William Andersen (3)(4)                              1,890          *                   3,000        *
Robert G. Bohn (3)(6)                                       0          *                  78,554        *
Daniel T. Carroll (3)                                       0          *                   3,000        *
Timothy M. Dempsey (3)(5)(6)                            1,980          *                  51,162        *
Gen. Frederick M. Franks, Jr. (Ret. U.S. Army)              0          *                   1,200        *
Kathleen J. Hempel                                          0          *                   1,000        *
Michael W. Grebe (3)                                        0          *                   4,000        *
Paul C. Hollowell (3)(6)                                    0          *                  52,047        *
Richard G. Sim                                              0          *                   5,000        *
Charles L. Szews (3)(6)                                     0          *                  17,648        *
Matthew J. Zolnowski (3)(6)                                 0          *                  38,818        *
Franklin Resources, Inc. (7)                                0          *                 666,400      8.20%
Royce & Associates, Inc. (8)                                0          *                 693,800      8.54%
Sanford C. Bernstein & Co., Inc. (9)                        0          *                 633,900      7.80%
R. Eugene Goodson (3)(10)                                   0          *                  28,382        *
All Directors and executive                           244,575        82.42%              941,777      11.06%
   officers as a group (16 persons) (3)

------------------------

*The amount shown is less than 1% of the outstanding shares of such class.

         (1) Amount shown  includes  157,347  shares of Common Stock held by Mr.
Mosling as trustee of a trust for the benefit of a related party.


                                        3


         (2) J. Peter  Mosling,  Jr. and  Stephen P.  Mosling  are parties to an agreement relating to Class A Common Stock. Under the agreement, Messrs. Mosling each have agreed with the company  that, in the event of their deaths or earlier incapacities,  together  their  shares  of Class A  Common  Stock  then  will be exchanged  for a like number of shares of Common  Stock.  Were that to occur,  a consequence  would  be the  automatic  conversion,  pursuant  to  the  company's
articles  of   incorporation   as  restated  and  amended  at  the  1997  Annual
Shareholders  meeting,  of all  outstanding  shares of Class A Common Stock on a share for share basis for shares of Common Stock.

         (3) Amounts  shown  include  3,000  shares of Common Stock for J. Peter
Mosling, Jr., 3,000 shares of Common Stock for Stephen P. Mosling, 69,833 shares of Common Stock for Robert G. Bohn, 45,583 shares of Common Stock for Paul C.
Hollowell,  9,000 shares of Common Stock for R. Eugene Goodson, 12,333 shares of
Common Stock for Timothy M. Dempsey, 9,834 shares of Common Stock for Charles L.
Szews,  33,583 shares of Common Stock for Matthew J. Zolnowski,  3,000 shares of
Common Stock for J. William Andersen, 3,000 shares of Common Stock for Daniel T.
Carroll, 3,000 shares of Common Stock for Michael W. Grebe, and 208,750 shares of Common Stock for Directors and executive officers as a group represented by stock options exercisable within 60 days of November 18, 1998.

         (4) Amounts shown do not include 90 shares of Class A Common Stock owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

         (5) Amounts shown do not include 1,125 shares of Common Stock held by Linda D. Dempsey, Mr. Dempsey's wife, as to which he disclaims beneficial ownership, but does include 7,170 shares of Common Stock held by Mr. Dempsey as trustee of trusts for unrelated parties.

         (6) Amounts shown include restricted shares of Common Stock awarded as of October 31, 1997, as 1997 bonus compensation. Restrictions are against resale, and are eliminated ratably after one, two and three years. For amounts as to each executive officer see Note 1 to the Summary Compensation Table, on page 5.

         (7) Amount shown is as described in Schedule 13G filing with the Securities and Exchange Commission on January 30, 1998. Percent of class shown is without inclusion of options exercisable as depicted in footnote (3), above.
Franklin  Resources,  Inc.,  is  located  at 777  Mariner's  Blvd.,  San  Mateo,
California 94403, and manages closed-end investment companies and other managed investment accounts.

         (8) Amount shown is as described on Schedule 13G filing with the Securities and Exchange Commission on February 5, 1998. Percent of class shown is without inclusion of options exercisable as depicted in footnote (3), above.
Royce & Associates,  Inc. is located at 1414 Avenue of the  Americas,  New York,
New York 10019, and manages investment accounts.

         (9) Amount shown is as described on Schedule 13G filing with the Securities and Exchange Commission on January 31, 1998. Percent of class shown is without inclusion of options exercisable as depicted in footnote (3), above.
Sanford C. Bernstein & Co., Inc. is located at One State Street Plaza, New York,
New York 10004-1545, and manages investment accounts.

         (10) Mr. Goodson was Chairman and Chief Executive Officer of the company for that part of fiscal year 1998 ending on October 9, 1997. See
Agreements with Named Executive Officers, on page 9.

                             EXECUTIVE COMPENSATION

Summary Compensation Information

         The following table sets forth certain information concerning compensation paid, or accrued, for the last three fiscal years to the Chief Executive Officer of the company and each of its four other most highly compensated executive officers in fiscal 1998. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers."


                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
                               ANNUAL COMPENSATION

--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Long-Term
                                                                        Other Annual        Compensation          All Other
     Name and Principal                      Salary       Bonus         Compensation           Awards           Compensation
                                                                                               -------
          Position           Year             ($)         ($)(1)           ($)(1)           Stock Options         ($)(2)(3)
                                                                                                 (#)
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------
Robert G. Bohn               1998              385,000      385,000                    0              82,500               2,400
   President and             1997              300,000      143,897              117,700                   0               2,206
   Chief Executive           1996              245,000            0                    0                   0               2,442
   Officer
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------
R. Eugene Goodson            1998               10,769            0                    0                   0             972,704
   Chairman and              1997              400,000      319,803              261,700                   0               2,152
   Chief Executive           1996              400,000            0                    0                   0               2,356
   Officer (3)
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------
Charles L. Szews             1998              230,000      204,100                    0              38,500               2,063
   Executive Vice            1997              200,000       95,931               78,494                   0              24,639
   President and Chief       1996               86,096       47,000               14,875               8,500              38,059
   Financial Officer
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------
Timothy M. Dempsey           1998              230,000      154,100                    0              33,000               2,115
   Executive Vice            1997              190,000       80,586               65,935                   0               1,018
   President, General        1996              168,350       44,192                    0                   0                   0
   Counsel and
   Secretary
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------

Paul C. Hollowell            1998              210,000      140,700                    0              33,000               6,383
   Executive Vice            1997              200,000       95,931               78,494                   0               1,716
   President and             1996              184,080            0                    0                   0               1,614
   President, Defense
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------
Matthew J. Zolnowski         1998              190,000      127,300                    0              33,000               2,226
   Executive Vice            1997              175,000       86,378               66,250                   0               1,259
   President,                1996              140,450            0                    0                   0               1,097
   Administration
---------------------------- -----------  ------------ ------------  ------------------- ------------------- -------------------

--------------------

         (1) 1997 sums reflect the decision of the Compensation Committee to provide for bonus awards of shares of Common Stock, together with cash for the income tax consequence of the bonus award. Awards were made as of October 31, 1997, at $16.50 per share. Respectively: for Mr. Bohn these were 8,721 shares and $117,700; for Messrs. Hollowell and Szews, these were 5,814 shares and $78,494; for Mr. Dempsey these were 4,884 shares and $65,935; and for Mr.
Zolnowski  these  were  5,235  shares  and  $66,250.  No award  was made for Mr.
Goodson. The stock awards vested immediately, but were subject to transfer restrictions that expire ratably over the three years ending October 31, 2000.


                                        5


         (2) For all named executive officers, the amounts reflected for 1998 consist of company matching contributions under the Oshkosh Truck Corporation
Tax Deferred Investment Plan, which is a savings plan under Section 401(k) of the Internal Revenue Code. In 1998 Mr. Hollowell also received medical expense reimbursements in the sum of $3,983.

         (3) Mr. Goodson was Chairman and Chief Executive Officer of the company for that part of fiscal year 1998 ending on October 9, 1997. Amount shown as "All Other Compensation" for Mr. Goodson reflects payments under a separation agreement. See Agreements with Named Executive Officers, on page 9.

Stock Options

         The company has in effect the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "1990 Plan"), pursuant to which options to purchase shares of Common Stock may be granted to key employees of the company. The following table presents certain information as to grants of stock options made during fiscal 1998 to the named executive officers.


                        OPTION GRANTS IN 1998 FISCAL YEAR
                                                                                                Potential Realizable
                                                                                                Value at Assumed
                                                                                                Annual Rates of Stock
                                       Individual Grants                                        Price Appreciation for
                                                                                                Ten-Year Grant Term
                                                                                                (2)
----------------------------------------------------------------------------------------------- -------------------------------
                                                  Percent of
                                                Total Options       Exercise                         At 5%          At 10%
                                 Options          Granted to        or Base                         Annual          Annual
                                 Granted         Employees in        Price         Expiration       Growth          Growth
           Name                  (#)(1)          Fiscal Year       ($/Share)        Date (3)         Rate            Rate
--------------------------- ----------------- ------------------ --------------  -------------- --------------- ---------------
Robert G. Bohn                         25,000              6.04%        $16.750     12/19/07       $263,350            $667,380
                                       25,000              6.04%        $19.125      3/3/08        $300,690            $762,008
                                       32,500              7.85%        $23.625     10/20/08       $482,873          $1,223,695
R. Eugene Goodson                           0                 0%              0       N/A             $0                     $0
Charles L. Szews                       12,500              3.02%        $16.750     12/19/07       $131,675            $333,690
                                       10,000              2.42%        $19.125      3/3/08        $120,276            $304,803
                                       16,000              3.86%        $23.625     10/20/08       $237,722            $602,435
Timothy M. Dempsey                     10,000              2.42%        $16.750     12/19/07       $105,340            $266,952
                                       10,000              2.42%        $19.125      3/3/08        $120,276            $304,803
                                       13,000              3.14%        $23.625     10/20/08       $193,149            $489,478
Paul C. Hollowell                      10,000              2.42%        $16.750     12/19/07       $105,340            $266,952
                                       10,000              2.42%        $19.125      3/3/08        $120,276            $304,803
                                       13,000              3.14%        $23.625     10/20/08       $193,149            $489,478
Matthew J. Zolnowski                   10,000              2.42%        $16.750     12/19/07       $105,340            $266,952
                                       10,000              2.42%        $19.125      3/3/08        $120,276            $304,803
                                       13,000              3.14%        $23.625     10/20/08       $193,149            $489,478
-----------------


                                        6


         (1) The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) vest ratably over the three-year period from the date of grant.

         (2) This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

         (3) The options reflected in the table which have an expiration date of 10/20/08 will not be effective unless holders of Class A Common Stock approve the amended 1990 Plan.

         The following table sets forth information regarding stock options exercised in 1998 by named executive officers and the fiscal year-end value of unexercised options held by such officers:


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                              Shares                          Number of Unexercised                Value of Unexercised
                             Acquired                           Options at Fiscal                    Options at Fiscal
                                On           Value                Year-End (#)                         Year-End (1)
                             Exercise       Realized
                                (#)           ($)
                           -------------  ------------ -----------------------------------  -----------------------------------
                                                         Exercisable      Unexercisable       Exercisable      Unexercisable
                                                       ---------------  ------------------  ---------------  ------------------
Robert G. Bohn                         0            $0          61,500              82,500         $854,750            $397,813
R. Eugene Goodson                116,500       991,625           9,000                   0           99,000                   0
Charles L. Szews                       0             0           5,667              41,333           55,253             211,497
Timothy M. Dempsey                     0             0           9,000              33,000          106,625             159,125
Paul C. Hollowell                      0             0          42,250              33,000          586,656             159,125
Matthew J. Zolnowski                   0             0          30,250              33,000          420,313             159,125


-------------------

         (1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

Pension Plan Benefit

         The following table shows at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity to a covered participant, assuming retirement at age 65, under the Oshkosh Truck Corporation Retirement Plan (the "Pension Plan") as presently in effect.



        Average Annual                                          Annual Retirement Benefits for
   Compensation in Highest                                       Employees Retiring at Age 65
    5 Consecutive Calendar
    Years Completed Before
          Retirement
------------------------------ ------------------------------------------------------------------------------------------------
                                                                       Years of Service
                               ------------------------------------------------------------------------------------------------
                                      5              10              15               20               25             30+
                               --------------- --------------  ---------------  --------------- ---------------- --------------
           $100,000                     $8,333        $16,667          $25,000          $33,333          $41,667        $50,000
           110,000                       9,167         18,333           27,500           36,667           45,833         55,000
           120,000                      10,000         20,000           30,000           40,000           50,000         60,000
           130,000                      10,833         21,667           32,500           43,333           54,167         65,000
           140,000                      11,667         23,333           35,000           46,667           58,333         70,000
            150,000                     12,500         25,000           37,500           50,000           62,500         75,000
           160,000+                     13,333         26,667           40,000           53,333           66,667         80,000


-----------------

         (1) The annual benefits shown in the table are based on final average compensation listed in the appropriate compensation row and years of service listed in the appropriate column. The amounts shown here are subject to a reduction equal to 45% of the Primary Social Security Benefit payable at age 65 reduced by 1/30th for each year of service less than 30.

         (2) As of March 1, 1994, for this plan, IRS regulations lowered the amount of compensation allowed to be includable in benefit calculations from $235,840 to $150,000. As of March 1, 1997, this amount was increased to $160,000. Accrued benefits calculated as of February 28, 1994, at the higher limit have been grandfathered.

         Under the Pension Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of primary social security, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum of $160,000 per calendar year) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. An employee who has reached the age of 55 with a minimum of 5 years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the actuarially equivalent joint and survivor annuity which would have been payable to a participant as of the participant's normal retirement age.

         Compensation covered by the Pension Plan for named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum. As of September 30, 1998, years of participating service under the pension plan were 6.5 years for Mr. Bohn, 8.5 years for Mr. Goodson,
2.5 years for Mr. Szews, 3.0 years for Mr.
Dempsey, 7.5 years for Mr. Hollowell, and 6.8 years for Mr. Zolnowski.

         The following table shows at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity to Mr. Bohn, assuming retirement at age 65, pursuant to the supplemental retirement benefit provision contained in Mr. Bohn's employment agreement with the company (the "Supplemental Retirement Benefit"):



        Average Annual                                                        Years of Service
       Compensation in 3
     Consecutive Calendar
    Years Completed Before
          Retirement                              5                      10                      15                     18+
-------------------------------         ---------------------  ----------------------- -----------------------  --------------------
           $500,000                           $69,450                 $138,900                $208,325              $250,000
           $600,000                            83,340                  166,680                 249,990               300,000
           $700,000                            97,230                  194,460                 291,655               350,000
           $800,000                           111,120                  222,240                 333,370               400,000
           $900,000                           125,010                  250,020                 374,985               450,000
          $1,000,000                          138,900                  277,800                 416,650               500,000

         Under the Supplemental Retirement Benefit, Mr. Bohn is entitled to receive upon retirement a monthly benefit equal to 30% of Mr. Bohn's average monthly compensation at age 55 increasing to 50% of average monthly compensation at age 62, reduced by the amount of any pension payable by the company under the Pension Plan and subject to adjustment to the extent Mr. Bohn has not completed 18 years of employment after December 31, 1997 (the "Supplemental Retirement Benefit Amount"). Average monthly compensation is based on the average of Mr. Bohn's compensation for the three most recent years prior to Mr. Bohn's retirement or other termination. Mr. Bohn's spouse is entitled to receive 50% of the Supplemental Retirement Benefit Amount that would have been payable to Mr. Bohn in the event of Mr. Bohn's death. Compensation covered by the Supplemental Retirement Benefit for Mr. Bohn generally corresponds with the base salary for Mr. Bohn. As of September 30, 1998, Mr. Bohn had .75 years of Benefit Service under the Supplemental Retirement Benefit.

Agreements with Named Executive Officers

         Except as described below, the company does not have employment agreements with the named executive officers.

         The company entered into an employment agreement with Mr. Bohn on October 15, 1998. Under this agreement , the company agreed to employ Mr. Bohn as President and Chief Executive Officer of the company until September 30, 2001, with the term of employment automatically renewed for successive one-year periods thereafter unless either party gives notice of non-renewal at least two years prior to September 30, 2001, or the end of the then current term. Mr. Bohn receives an annual base salary of not less than $500,000 and is entitled to participate in the bonus plan for senior management personnel of the company and stock-based compensation programs in effect for other senior executives of the company. Mr. Bohn is also entitled to a supplemental retirement benefit intended to compensate him upon retirement as more fully described above under Pension Plan Benefit. If Mr. Bohn's employment with the company is terminated during the term of this agreement by the company without cause or by Mr. Bohn for good reason, then the company is obligated to continue paying his salary and fringe benefits for the remainder of the term as provided in the agreement.

         The company entered into an employment agreement with Mr. Hollowell on August 31, 1995, under which the company will employ him as Executive Vice President of the company. The agreement has been extended and now expires on September 30, 1999. Mr. Hollowell receives an annual base salary of not less than $170,000, and participates in the company's bonus program for executive officers. If Mr. Hollowell's employment with the company is terminated during the term of this agreement in connection with a material breach of the agreement by the company, then the company is obligated to continue paying his salary and fringe benefits for the remainder of the term, as provided in the agreement.

         The company has agreements with Messrs. Bohn, Szews, Dempsey, Hollowell, and Zolnowski which provide that each executive is entitled to benefits if, after a change in control (as defined) of the company, his employment is ended through (i) termination by the company, other than by reason of death or disability or for cause (as defined), or (ii) termination by him following the first anniversary of the change in control or due to a breach of the agreement by the company or a significant adverse change in his responsibilities. The benefits provided are: (a) a cash termination payment of up to three times the sum of the executive's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination for a period which generally will end two years after such change in control. The agreement provides that if any portion of the benefits under the agreement or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), benefits are reduced so that the executive is entitled to receive $1 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code, or which the company may pay without loss of deduction under the Code.

         The company entered into a separation agreement with Mr. Goodson, the company's former Chairman and Chief Executive Officer, on June 5, 1998. Pursuant to the terms of this agreement, Mr. Goodson's duties with the company and its subsidiaries ceased as of October 9, 1997, and he was retained by the company as a consulting employee beginning on his resignation date and ending on September 30, 1998 (the "Transition Period"). The company agreed to (i) pay Mr. Goodson salary at the rate of $400,000 per year during the Transition Period, (ii) pay Mr. Goodson an additional salary payment of $581,503 on the last day of the Transition period, (iii) accrue benefits under the supplemental retirement benefits arrangement contained in Mr. Goodson's employment agreement through the Transition Period, and (iv) vest options to purchase 9,000 shares of Common Stock granted under the 1990 Plan on September 28, 1998. Under this agreement Mr. Goodson agreed not to be employed by or affiliated with certain competitors of the company during the period beginning on this resignation date and ending September 30, 1999 (the "Restricted Period") and, among other things, not to solicit for employment any person employed by the company during the Restricted Period. Mr. Goodson also agreed to a confidentiality arrangement and released the company from any and all liability.

Certain Agreements

         In connection with their retirement as employees of the company effective February 11, 1994, the company entered into special retirement arrangements with Stephen P. Mosling and J. Peter Mosling, Jr., who continue to serve as Directors of the company. Those arrangements included (i) supplemental retirement payments of $70,000 per calendar year from February 11, 1994, until age 55 (on February 11, 1998, Mr. S. P. Mosling was 52, and Mr. J. P. Mosling, Jr. was 54); (ii) supplemental retirement payments after age 55 in an amount equal to $25,000 per calendar year; and (iii) entitlement, at the company's expense and until age 65, to the standard medical and life insurance coverage that the company offers to salaried employees.

                     REPORT OF THE HUMAN RESOURCES COMMITTEE

         Responsibility for executive officer compensation is vested in the Board of Directors and its Human Resources Committee. This function previously was performed by the Compensation Committee of the Board of Directors. That committee was reconstituted, with broadened responsibilities, as the Human Resources Committee in 1998. The Human Resources Committee meets as necessary to review with the President and Chief Executive Officer the performance of other executive officers of the company, and without him in evaluation of his performance. The Human Resources Committee recommends executive officer compensation to the Board of Directors, which acts upon such recommendations after review and discussion. The Human Resources Committee is also responsible for establishing and administering the policies that govern the award of incentives. In fiscal 1998, the Board of Directors did not modify or reject in any material way the Human Resources Committee's recommendations.

         The practice of the company with respect to executive officer compensation is to place a significant part of total compensation at risk and related to the financial performance of the company. At the conclusion of 1996, the Human Resources Committee took the action of basing the risk component of executive officer compensation for fiscal year 1997 entirely upon the value of shares of the Common Stock of the company by providing that the after-income tax amount of bonuses would be payable in restricted shares of such stock. The restrictions against transfer as to such shares will lapse ratably over three years following the date of such awards which was October 31, 1997. No restricted shares of stock were awarded in 1998.

         The risk component of executive officer compensation for fiscal year 1998 was based upon earnings performance of the company as it continued to integrate the business of Pierce Manufacturing Inc., and the projected initial integration of the McNeilus Companies, Inc., on the assumption that that acquisition would occur. For all executive officers other than Messrs. Goodson and Bohn, a target bonus of 40% of base salary was set at earnings per share of $1.50, with a minimum bonus of 20% of base salary at earnings per share of $1.35, and a maximum bonus of 67% of base salary at earnings per share of $1.70. For Mr. Bohn, the respective percentages of base salary for target, minimum and maximum bonus potential at those respective earnings per share amounts were 60%, 30% and 100%. Mr. Goodson was not awarded any bonus compensation. (See Agreements with Named Executive Officers, above.)

         The company's executive officer compensation historically has been comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. In order to attract, retain and provide incentives to valued executives, the Human Resources Committee has established base salary ranges at competitive levels and has set incentive opportunities in conformity to competitive practices. To gauge competitive practice, the Human Resources Committee has considered the experience of the company in the last four years in recruiting new senior level executives, and has sought the advice of Towers Perrin, an executive compensation consulting firm that advised the Human Resources Committee extensively in 1994, in 1996, in 1997 and, as a result of the substantial growth of the company resulting from its acquisitions of Pierce Manufacturing Inc. and McNeilus Companies, Inc., again in 1998.

         For purposes of determining competitive levels, the Human Resources Committee focused primarily upon data reflecting compensation paid to executives with similar responsibilities at industrial companies of a similar revenue size. The Human Resources Committee believes that the company's competitors for executive talent include significantly more companies than those peer group companies for which stock performance is reflected in the performance graph set forth elsewhere in this Proxy Statement. Further, the company often has recruited executives from automotive component manufacturers, and from other manufacturers, some of which are members of the industry index used for the performance graph. Finally, the company has had a number of recent occasions to evaluate competitive compensation issues in hiring and retaining executive officers and other highly paid managers.

Base Salary

         The company has established base salary ranges that are based on competitive data and has granted salary increases based upon a combination of the performance of the executive officer, his or her salary level within the applicable competitive range, the performance of that part of the business of the company for which the executive officer is responsible, and company performance and profitability. In considering such executive officer performance, the Human Resources Committee takes into consideration the fact that the company has commercial lines of business in which financial success and market share are most directly affected by price and service competition, which contrast with the defense business which is more directly affected by performance requirements of a major customer. The performance of the President and Chief Executive Officer is evaluated on the basis of achievement of his goals and objectives, which are established annually by the Human Resources Committee and which include the profitability and performance of the company as a whole. Mr. Goodson's base salary was continued at the level set for fiscal years 1996 and 1997 through October 9, 1998. Payments to him after that date, pursuant to the separation agreement dated October 9, 1998, confirmed prior contractual commitments to him. On these bases, which included successful integration of the businesses of Pierce Manufacturing Inc. and, when acquired, McNeilus Companies, Inc., Mr. Bohn's base salary for fiscal 1998 was set at $385,000, and his maximum bonus potential was increased to 100% of base salary. On the same bases, Mr. Bohn's base salary for 1999 was increased to $500,000, and his maximum bonus compensation potential was increased to 120% of salary.

Annual Incentive Awards

         The company maintains an Incentive Compensation Plan ("ICP") that is designed to reward achievement of business objectives determined by the Human Resources Committee and approved by the Board of Directors. Awards are considered for those executives who the Human Resources Committee determines can have a significant impact upon company performance. To ensure compliance with this objective, the Human Resources Committee consulted extensively with Towers Perrin, as indicated, to verify that the annual incentive practices of the company do indeed provide appropriately competitive incentive compensation opportunities.

         At the beginning of each year, the President and Chief Executive Officer in consultation with the Human Resources Committee establishes company and individual executive officer performance objectives. The Human Resources Committee authorizes a two-component fund for incentive compensation. The first, which was $150,000 in 1998, was used by Mr. Bohn to recognize unanticipated but significant individual contributions by company employees during the year. The Human Resources Committee was timely advised by Mr. Bohn of the reasons for and amounts of all awards. No awards were made from this pool during the year to any executive officers. As President and Chief Executive Officer, Mr.
Bohn also will exercise this authority in 1999.

         The second component of the fund is a percentage of base salary for executive officers and other highly compensated employees. For executive officers, this percentage ranges in 1999 from 40% of base salary to a high, for Mr. Bohn, of 120%. This component is intended to compensate executive officers to the full extent of potential annual incentive compensation as and when the company realizes the full extent of its intended operating results. Bonus payments for 1998 commenced under this component of the ICP if the company achieved 100% of its targeted profits. At earnings of $1.79 per share for 1998, the bonus payment resulted in an aggregate award of 67% of the bonus potential to the named executive officers other than Messrs. Goodson and Bohn, and of 100% of the bonus potential for Mr. Bohn. The over-all operations of the company did achieve targeted objectives. As a result, the company has paid executive officer bonuses from this component of the fund for 1998.

Long-Term Incentive Compensation

         In 1990, the shareholders approved the creation of an Incentive Stock Plan. Its objectives are to encourage and facilitate ownership of company stock by those highly compensated employees for whom a personal commitment to long-term shareholder interests is most important. The practice of the Human Resources Committee has been to grant stock options based upon the level of responsibility placed on each executive officer, the individual performance, and upon the potential of the executive to contribute to the future success of the company. As a result, stock options for shares of Common Stock were awarded to Mr. Bohn for 1998, as follows: on November 19, 1997, 25,000 shares; on February 2, 1998, 25,000 shares; and on September 21, 1998, 32,500 shares subject to action of the Class A Common Stock shareholders to amend the 1990 Plan at the 1999 Annual Meeting of Shareholders.

Code Section 162(m)

         Section 162(m) of the Internal Revenue Code limits the company's income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Human Resources Committee that the company should use its best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the company. In particular, the 1990 Plan is designed to permit awards which will continue to qualify for the Code's exception for "performance-based compensation."

Conclusion

         The Human Resources Committee believes that these components of the executive compensation program provide compensation for executive officers that is competitive with that offered by corporations with which the company competes for retention of executive excellence. Further, and particularly with the recent changes to the incentive compensation component, the Human Resources Committee believes executive management equity incentive is better aligned with interests of the shareholders and these incentives will motivate executives for the longer term challenges with which the company is faced.

                            HUMAN RESOURCES COMMITTEE

                            Kathleen J. Hempel, Chair
                               J. William Andersen
                           G. Frederick M. Franks, Jr.
                               Stephen P. Mosling

Human Resources Committee Interlocks and Insider Participation

         During fiscal year 1998, Mr. Stephen P. Mosling was a member of the Human Resources Committee. During fiscal year 1998, and ending on September 30, 1998, the company incurred rental expense of $128,400 per year under a lease between the company and Cadence Company, a partnership of which Mr. Mosling, together with his four sisters and his brother J. Peter Mosling, Jr., are equal partners. The lease related to property and a building used by the company as a new product development center. The lease would have expired on July 31, 1999. On September 30, 1998, the company acquired the property for the sum of $772,500, which reflected the average of two M.A.I. appraisals of the fair market value of property commissioned by the company.

Performance Information

         Set forth below is a line graph comparing the yearly percentage change during the last five years in the company's cumulative total shareholder return on the Common Stock with the cumulative total return of the companies on the NASDAQ Market Index, the companies currently in the "Media General Financial Services" Standard Industry Classification Code 371 Index (motor vehicles and equipment) (the "SIC Code 371 Index") and the companies in a peer group selected in good faith by the company consisting of PACCAR, Inc. and Navistar International Corp. The company has used the peer group in this graph in prior years, but has selected the SIC Code 371 Index to replace the peer group because the company believes the SIC Code 371 Index is more broad based ad includes companies whose businesses are more like those of the company than the companies currently reflected in the peer group. The comparison assumes that $100 was invested on September 30, 1993, in the company's Common Stock, the NASDAQ Market Index, the SIC Code 371 Index and the peer group. Total return assumes reinvestment of dividends.


                                [GRAPHIC OMITTED]        1993           1994         1995         1996        1997          1998


                                                 --------------- ------------------------- ------------------------- -------------
Oshkosh Truck Corporation                                $100.00       $124.93     $182.72      $139.52      $215.02       $331.63
---------------------------------------------------------------- ------------------------- ------------------------- -------------
NASDAQ Market Index                                      $100.00       $105.82     $128.48      $150.00      $203.88       $211.88
---------------------------------------------------------------- ------------------------- ------------------------- -------------
SIC Code 371 Index                                       $100.00       $114.73     $116.04      $130.69      $162.85       $147.16
---------------------------------------------------------------- ------------------------- ------------------------- -------------
Peer Group (as previously reported)                      $100.00        $76.90      $79.34       $90.20      $205.59       $159.51
---------------------------------------------------------------- ------------------------- ------------------------- -------------

Compensation of  Directors

         Each outside Director of the company (currently Messrs. Andersen, Carroll, Grebe, J.P. Mosling, Jr., S. Mosling and Sim, Ms. Hempel and Gen. Franks) is entitled to receive an annual retainer of $16,000 for service as a Director, plus $1,000 for each Board meeting attended, and a fee of $750 for each meeting attended of the audit, human resources, executive, and governance committees. As Chairman of the Board of Directors, Mr. Carroll receives the additional annual sum of $25,000. Further, for certain interim services in support of the transition of the office of Chief Executive Officer, he will receive $10,000 per month until such services are discontinued at the request of the Board of Directors. The committee chairperson receives an additional $1,000 per year. In addition, subject to approval by holders of Class A Common Stock of the proposed amendment to the 1990 Plan, each outside Director annually will receive options to acquire 2,000 shares of Common Stock immediately following his or her election at the Annual Meeting. The price of shares under such options is the closing price of such shares on the date of award.

                        PROPOSAL FOR SECOND AMENDMENT TO
                          THE OSHKOSH TRUCK CORPORATION
                            1990 INCENTIVE STOCK PLAN

Summary of Proposal

         General. In 1991, shareholders of the company approved the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "1990 Plan"). The original plan authorized the issuance of up to 400,000 shares of Common Stock. In 1995, shareholders amended the 1990 Plan to increase the aggregate authorized share issuance to 825,000. Since the inception of the 1990 Plan, 49,703 shares of restricted Common Stock have been issued and vested under the 1990 Plan, 208,129 shares of Common Stock have been issued pursuant to options granted under the 1990 Plan, and options to purchase an additional 711,701 shares under the 1990 Plan remain outstanding. The Board of Directors wishes to continue the 1990 Plan and accordingly is seeking the approval of holders of Class A Common Stock to amend the 1990 Plan to authorize the issuance of an additional 425,000 shares of Common Stock under the plan and to effect certain other changes to the plan described below, including increasing the size of the annual grant of options to nonemployee directors. If the amended 1990 Plan is approved, then the aggregate number of shares authorized to be issued under the 1990 Plan will be 1,250,000. The Restated Articles of Incorporation of the company authorize the issuance of 1,000,000 shares of Class A Common Stock and 18,000,000 shares of Common Stock. There were 296,756 shares of Class A Common Stock and 8,124,745 shares of Common Stock issued and outstanding as of December 16, 1998, and the market value of one share of Common Stock as of that date was $30.75. The following is a summary discussion of the amended 1990 Plan. Copies of the complete amended 1990 Plan are available without charge upon written request mailed to the Secretary of the company at the company's address set forth on the face of this Proxy Statement.

         Participation. The amended 1990 Plan, which is administered by the Human Resources Committee, provides for the granting to key employees of the company and its subsidiaries of stock options and/or restricted stock. Currently, approximately 19 employees are eligible to participate in the 1990 Plan. The number of participants could increase based upon future growth by the company. The selection of participants will be based upon the Human Resources Committee's opinion that the participant is in a position to contribute materially to the company's continued growth and development and to its long-term financial success. Under the 1990 Plan, nonemployee directors of the company also receive grants of stock options. The company currently has eight nonemployee directors.

         Stock Subject to the 1990 Plan. The amended 1990 Plan provides for the sale or grant of up to 1,250,000 shares (either authorized but unissued shares or treasury shares) of Common Stock, subject to adjustment as described below. If an option granted under the 1990 Plan expires, is canceled or terminated unexercised as to any shares, or if the company acquires any shares subject to a restricted stock grant, then such shares will again be available for issuance under the 1990 Plan. The amended 1990 Plan also provides that the total number of shares of Common Stock subject to issuance pursuant to options granted under the 1990 Plan in any five year period to any one person may not exceed 150,000, subject to adjustment as described below.

         In the event of any change in the outstanding Common Stock by reason of a stock dividend or split, recapitalization, merger, combination, spin-off, exchange of shares or other similar corporate change, the Human Resources Committee will adjust the number of shares subject to outstanding options, their stated option prices, the number of shares subject to the 1990 Plan and the number of shares that may be issued to any one person. In such event, the Human Resources Committee may also adjust the number of shares subject to restricted stock grants.

         Options. The amended 1990 Plan provides that, upon the conclusion of the 1999 Annual Meeting and each subsequent annual meeting of the shareholders of the company, each nonemployee director at such time will be granted a nonqualified option to purchase 2,000 shares of stock, compared to 1,000 shares prior to the amendment. The exercise price per share of Common Stock subject to an option granted to a nonemployee director under the amended 1990 Plan is the fair market value of the Common Stock on the date the option is granted. The options vest ratably over the three year period from the date of grant and expire ten years after the date of grant. The option exercise price is payable to the company in cash, by tendering shares of Common Stock or by any combination thereof.

         Options other than those granted to nonemployee directors will be granted to participants at such time as the Human Resources Committee will determine. The Human Resources Committee will also determine the number of options granted and whether an option is to be an incentive stock option or nonqualified stock option. The aggregated fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000. The option price per share of Common Stock will be fixed by the Human Resources Committee, but will not be less than the fair market value of the Common Stock on the date of grant. The Human Resources Committee will determine the expiration date of each option but, in the case of an incentive stock option, the expiration date will not be later than the tenth anniversary of the grant date. Options will be exercisable at such times and be subject to such restrictions and conditions as the Human Resources Committee deems necessary or advisable, except that options granted to officers, directors or more than 10% shareholders may not be exercised until at least six months after the date of grant. No option will be assignable or transferable by a participant, except by will or the laws of descent and distributor, and options may be exercised during the life of the participant only by the participant. At the time of exercise, the option must be paid in full either (i) in cash or its equivalent, (ii) by tendering shares of previously acquired stock having a fair market value at the time of exercise equal to the option price, or (iii) by a combination of (i) and (ii).

         Restricted Stock. The Human Resources Committee may grant shares of restricted stock to such participants, in such amounts, at such times and with such restriction on transfer as it will determine, except that nonemployee directors of the company are not entitled to received restricted stock grants. Shares of restricted stock may not be transferred in any way, other than by will or by the laws of descent and distribution, for the period of time determined by the Human Resources Committee or prior to the earlier satisfaction of other conditions specified by the Human Resources Committee as set forth in the written stock grant. Any restricted stock granted to an officer, director or more than 10% shareholder may not be sold for at least six months after the date it is granted. After the period of restriction, the shares of restricted stock become freely transferable. During the period of restriction, participants will have sole voting rights, and will be entitled to receive all dividends and other distributions with respect to restricted shares.

         Change of Control. The Human Resources Committee, either at the time options or shares of restricted stock are granted or, under certain circumstances, at any time thereafter, may provide for the acceleration of or accelerate the exercisability of options and/or the last day of the restriction period for restricted stock upon a change of control of the company.

         Certain Federal Income Tax Consequences. In general, a participant will not recognize income for federal income tax purposes at the time of grant or exercise of an incentive stock option. However, upon exercise, the excess of the fair market value of the stock over the option price is treated as an adjustment for purposes of the alternative minimum tax. If a participant holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from the date of exercise, he or she will recognize no federal taxable income as a result of exercise. Any gain (or loss) realized on the disposition of the stock will be treated a long-term capital gain (or loss), and no deduction will be allowed to the company. If the holding period requirements are not satisfied, then the participant will recognize ordinary income at the time of the disposition equal to the lesser of (i) the gain realized on the disposition or (ii) the difference between the option price and the fair market value of the share on the date of exercise. Any additional gain will be a long-term or short-term capital gain, depending upon the length of time the shares were held. The company is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant.

         The grant of a nonqualified stock option will not result in any taxable income to a participant or director recipient. A participant or director will recognize ordinary income upon exercise of a nonqualified stock option. In any case, the amount of ordinary income recognized will be equal to the excess of the fair market value of the stock at the time the income is recognized over the option price. The company is entitled to a tax deduction in the same amount at the time the participant or director recipient recognizes ordinary income.

         Awards to Certain Persons. During 1998, the Human Resources Committee approved grants of stock options to executive officers and others that do not require shareholder approval of the amended 1990 Plan (see "Option Grants in 1998 Fiscal Year"). However, the option grants to executive officers approved by the Human Resources Committee on September 21, 1998, will not be effective unless holders of Class A Common Stock approve the amended 1990 Plan. Set forth in the table below is information regarding awards of stock options under the amended 1990 Plan to the persons noted that require shareholder approval of the amended 1990 Plan:


                                NEW PLAN BENEFITS
                          Name and Principal Position                                  Options to Purchase Common
                                                                                                 Stock
------------------------------------------------------------------------------- ----------------------------------------
Robert G. Bohn, President and Chief Executive Officer                                            32,500
Charles L. Szews, Executive Vice President and Chief Financial Officer                           16,000
Timothy M. Dempsey, Executive Vice President, General Counsel and                                13,000
Secretary
Paul C. Hollowell, Executive Vice President and President, Defense                               13,000
Matthew J. Zolnowski, Executive Vice President, Administration                                   13,000
Executive Officers as a Group                                                                   113,500
Non-Executive Director Group                                                                     2,000
                                                                                        ( per year per director)
Non-Executive Officer Employee Group                                                             54,500

         Except for stock options granted to nonemployee directors on an annual basis under the amended 1990 Plan, the company cannot currently determine the awards that may be granted in the future to the persons named above under the amended 1990 Plan. Such determinations will be made from time to time by the Human Resources Committee.

         Duration of Plan. The amended 1990 Plan will remain in effect until after Common Stock subject to it has been purchased or acquired, unless terminated by the Board of Directors. However, no option or restricted stock may be granted after September 21, 2008 (which represents an extension from March 29, 2004).

         Amendment, Modification and Termination. The Board of Directors may amend, modify or terminate the 1990 Plan at any time, except that, unless approved by the shareholders, no amendment will (i) change the provision so the 1990 Plan regarding option price or increase the maximum number of shares issuable under the 1990 Plan generally or to any one person (except pursuant to a change in the number of outstanding shares of Common Stock as described above); (ii) materially modify the eligibility requirements for participation in the 1990 Plan; (iii) materially increase the cost of the 1990 Plan to the company or materially increase the benefits to participants under the 1990 Plan;
(iv) extend the period during which options or restricted stock may be granted; or (v) extend the maximum period after the date of grant during which options may be exercised. Termination, amendment or modification of the 1990 Plan will not adversely affect the rights of participants under options or restricted stock previously granted without the consent of the participants.

         Vote Required. The affirmative vote of a majority of the shares of Class A Common Stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the 1990 Plan. Any shares not voted at the Annual Meeting (whether by broker nonvotes or otherwise, except abstentions) will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the proposal.

         Recommendation. The Board recommends a vote FOR approval of the amendments to the Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended.

                              CERTAIN TRANSACTIONS

         For additional information about certain transactions, see Human Resources Committee Interlocks and Insider Participation.

                        SELECTION OF INDEPENDENT AUDITORS

         Ernst & Young LLP has served as the company's independent auditors since 1976, including during fiscal 1998. The independent auditors for the company for fiscal 1999 will be approved formally in May 1999.

         Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held seven meetings during fiscal 1998. Each incumbent Director during the last year attended at least 75% of the aggregate of the total meetings of the Board of Directors held while such person was a Director and the total meetings of the Committees of the Board on which he served. The company has appointed Executive, Human Resources, Audit, and Governance Committees for Class A Common Stock and Common Stock Directors of the Board of Directors.

         The functions of the Executive Committee are to oversee corporate policy, to review management proposals and to make recommendations on those proposals to the Board of Directors and to exercise certain other executive powers. The committee, which held eight meetings during fiscal 1998, currently consists of Messrs. Bohn, Carroll, J.P. Mosling, Jr. and S.P. Mosling.

         The Human Resources Committee recommends all officer salaries and supplemental compensation plans to the Board of Directors. The committee, which held five meetings during fiscal 1998, currently consists of Ms. Hempel and Messrs. Andersen, Carroll and S.P. Mosling and Gen. Franks.

         The functions of the Audit Committee are to meet with Arthur Anderson LLP, acting under contract as internal auditors of the company, and with the independent auditors of the company regarding the financial statements of the company, the adequacy of internal controls and procedures of the company as they relate to such statements, and adherence of employees to company policies and procedures which affect such statements. The committee currently consists of Messrs. Andersen, Carroll, Grebe, Sim and J.P. Mosling, Jr. The committee held three meetings during fiscal 1998, including two meetings in executive session with representatives of Ernst & Young LLP.

         The Governance Committee recommends individuals for nomination and appointment or election to the Board of Directors of the company. The committee currently consists of Messrs. Carroll, Grebe and Gen. Franks. It met three times during fiscal year 1998.

                                  OTHER MATTERS

         At the Annual Meeting, shareholders will approve the minutes for the 1998 Annual Meeting; such action will not constitute approval or disapproval of any of the matters referred to in the minutes.

         Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter shall properly come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

         All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for presentation at the 2000 Annual Meeting must be received at the offices of the company, P.O. Box 2566, Oshkosh, Wisconsin 54903, by August 17, 1999, for inclusion in the company's 2000 proxy statement. If the company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to November 8, 1999, then the notice will be considered untimely and the persons named in proxies solicited by the Board of Directors for the 2000 Annual Meeting may exercise discretionary voting power with respect to such proposal.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors to file reports of stock ownership and changes in stock ownership with the Securities and Exchange Commission. SEC regulations require officers and directors to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of such forms furnished to the company, the company believes that during the period from September 30, 1997, through September 30, 1998, all of its officers and directors, other than as set forth below, complied with Section 16(a) filing requirements. Gen. Franks inadvertently did not timely file one Form 4 covering one transaction for his purchase of 200 shares of Common Stock. Ms. Hempel inadvertently did not timely file a Form 3 upon her election as a Director of the company.

COST OF SOLICITATION

         The cost of soliciting proxies will be borne by the company. The company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the company.

                                    By order of the Board of Directors,



                                    TIMOTHY M. DEMPSEY, Secretary
                                    OSHKOSH TRUCK CORPORATION

                            OSHKOSH TRUCK CORPORATION
                      1990 INCENTIVE STOCK PLAN, as amended


Section 1.        Establishment, Purpose, and Effective
                  Date of Plan

          1.1 Establishment. Oshkosh Truck Corporation, a Wisconsin corporation, hereby establishes the "1990 INCENTIVE STOCK PLAN" (the "Plan") for key employees and for directors of the Corporation who are not employees of the Corporation or any Subsidiary. The Plan permits the grant of Stock Options and Restricted Stock.

          1.2 Purpose. The purpose of the Plan is to advance the interests of the Corporation and its Subsidiaries and promote continuity of management by encouraging and providing for the acquisition of an equity interest in the success of the Corporation by key employees and by enabling the Corporation to attract and retain the services of key employees upon whose judgment, interest, skills, and special effort the successful conduct of its operations is largely dependent. In addition, the Plan is designed to promote the best interests of the Corporation and its shareholders by providing a means to attract and retain competent directors who are not employees of the Corporation or any Subsidiary and to provide opportunities for stock ownership by such directors which will increase their proprietary interest in the Corporation and, consequently, their identification with the interests of the shareholders of the Corporation.

          1.3 Effective Date. The Plan was initially effective April 9, 1990, was amended effective April 25, 1994, and was further amended effective September 21, 1998, subject to subsequent approval by the holders of outstanding shares of common stock of the Corporation entitled to vote thereon at the next annual meeting of the Corporation's shareholders.

Section 2.        Definitions; Construction

          2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

          (a) "Act" means the federal Securities Exchange Act of 1934, as amended.

          (b) "Board" means the Board of Directors of the Corporation.

          (c) A "Change of Control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act, as amended; provided that, without limitation, such a change in control shall be deemed to have occurred (i) if any "person", as used in Section 3(a) (9) of the Act, other than the Corporation or any person who on the effective date hereof is a director or officer of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the

     Corporation's then outstanding securities, or (ii) during any period of two
     (2) consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the Human Resources Committee of the Board, which shall consist of two (2) or more members of the Board, each of whom is a "disinterested person" within the meaning of Rule 16b-3 and each of whom qualifies as an "outside director" for purposes of Section 162(m) of the Code.

          (f)  "Corporation"  means  Oshkosh  Truck  Corporation,   a  Wisconsin
     corporation.

          (g) "Disability" shall have the meaning assigned to the terms "total disability" or "totally disabled" in the Oshkosh Truck Corporation Long Term Disability Program for Salaried Employees, provided the Participant remains totally disabled for five (5) consecutive months.

          (h) "Fair Market Value" means the last sale price of the Stock as reported on the NASDAQ National Market System on a particular date.

          (i) "Non-Employee Director" means any member of the Board who is not an employee of the Corporation or of any Subsidiary.

          (j) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either
     (i) an "incentive stock option" within the meaning of Section 422 of the Code or (ii) a "nonstatutory stock option."

          (k) "Participant" means any individual designated by the Committee to participate in the Plan.

          (l) "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 7 of the Plan.

          (m) "Restricted Stock" means Stock granted to a Participant pursuant to Section 7 of the Plan.

          (n) "Retirement" shall have the meaning assigned to such term in the pension plan of the Corporation.

          (o) "Rule 16b-3" means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Act or any successor rule or regulation thereto.

          (p) "Stock" means the Common Stock of the Corporation, par value of one cent ($.01) per share.

          (q) "Subsidiary" means any present or future subsidiary of the Corporation, as defined in Section 424(f) of the Code.

          2.2 Number. Except when otherwise indicated by the context, the singular shall include the plural, and the plural shall include the singular.

Section 3.        Eligibility and Participation

          3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among those officers and other key employees of the Corporation and its Subsidiaries who, in the opinion of the Committee, are in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success. All Non-Employee Directors shall receive grants of Options as provided in Section 6A.

Section 4.        Stock Subject to Plan

          4.1 Number. The total number of shares of Stock subject to issuance under the Plan may not exceed one million two hundred fifty thousand (1,250,000). The total number of shares of Stock subject to issuance pursuant to Options granted under the Plan in any five year period to any one person may not exceed 150,000. The limitations set forth in this Section 4.1 are subject to adjustment upon occurrence of any of the events indicated in Subsection 4.3. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

          4.2 Unused Stock; Unexercised Rights. In the event any shares of stock are subject to an Option which, for any reason, expires or is terminated unexercised as to such shares, or any shares of Stock, subject to a Restricted Stock grant made under the Plan are reacquired by the Corporation pursuant to Subsection 7.9 or 7.10 of the Plan, such shares again shall become available for issuance under the Plan.

          4.3 Adjustment in Capitalization. In the event that any change in the outstanding shares of Stock (including an exchange of the Stock for stock or other securities of another corporation) occurs after adoption of the Plan by the Board by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares of Stock (or the stock or other securities that had been issued in exchange for the shares of Stock) subject to each outstanding Option, and its stated Option price, shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee shall also have discretion to make appropriate adjustments in the number and type of shares subject to Restricted Stock grants then outstanding under the Plan pursuant to the terms of such grants or otherwise. In the event of any other change in the Stock, the Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of shares subject to any outstanding Stock Option or Restricted Stock grant and any such adjustment made by the Committee shall be conclusive. Notwithstanding the foregoing, Options subject to grant or previously granted to Non-Employee Directors under the Plan at the time of any event described in this Section 4.3 shall be subject to only such adjustments as shall be necessary to maintain the relative proportionate interest of the Non-Employee Directors and preserve, without exceeding, the value of such Options.

Section 5.        Duration of Plan

          5.1 Duration of Plan. The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Subsection 10.3 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option or Restricted Stock may be granted under the Plan on or after September 21, 2008.

Section 6.        Stock Options

          6.1 Grant of Options. Subject to the provisions of Sections 4 and 5, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. Non-Employee Directors shall not be eligible to be granted Options under the Plan, except as provided in Section 6A. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee also shall determine whether an Option is to be an incentive stock option within the meaning of Section 422 of the Code or a nonstatutory stock option. However, in no event shall the Fair Market Value (determined at the date of grant) of Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year exceed one hundred thousand dollars ($100,000). Nor shall any incentive stock option be granted to any person who owns, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation ("Ten Percent Stockholder"). Nothing in this Section 6 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in excess of the maximum established by Section 422 of the Code.

          6.2 Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains and such other provisions as the Committee shall determine.

          6.3 Option Price. No Option granted pursuant to the Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.

          6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time it is granted; provided, however, that no Option that is an incentive stock option shall be exercisable later than the tenth (10th) anniversary date of its grant, and no Option that is a nonstatutory stock option shall be exercisable more than ten (10) years and one (l) month after the date of its grant.

          6.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; except that Options granted to officers, directors or Ten Percent Stockholders may not be exercised until at least six (6) months after the date of grant.

          6.6 Payment. The Option price upon exercise of any Option shall be payable to the Corporation in full either (i) in cash or its equivalent, or (ii) by tendering shares of previously acquired Stock having a Fair Market Value at the time of exercise equal to the total Option price, or (iii) by a combination of (i) and (ii). The proceeds from such a payment shall be added to the general funds of the Corporation and shall be used for general corporate purposes.

          6.7 Restrictions on Stock Transferability. The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

          6.8 Termination of Employment Due to Death, Disability or Retirement. In the event the employment of a Participant is terminated by reason of death, Disability or Retirement, the Committee may provide in the Option agreement that any outstanding Options shall become immediately exercisable at any time prior to the expiration date of the Options or within twelve (12) months after such date of termination of employment, whichever period is the shorter. However, in the case of incentive stock options, the favorable tax treatment prescribed under

Section 422 of the Code shall not be available if such options are not exercised within three (3) months after such date of termination due to Retirement.

          6.9 Termination of Employment Other than for Death, Disability or Retirement. If the employment of the Participant shall terminate for any reason other than death, Disability or Retirement, the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or three (3) months after such date of termination of employment, whichever first occurs, subject to such exceptions (which shall be set forth in the Option Agreement) as the Committee may, in its sole discretion, approve.

          6.10 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Section 6A.  Non-Employee Director Stock Options

          6A.1 Grant of Options. Subject to approval of amendments to the Plan by the shareholders of the Corporation as contemplated by Section 1.3, upon the conclusion of the 1999 annual meeting of the shareholders of the Corporation, and thereafter, upon the conclusion of each annual meeting of the shareholders of the Corporation, each Non-Employee Director at such time shall be granted a nonqualified Option to purchase 2,000 shares of Stock.

          6A.2 Terms of Options. The right to exercise Options granted to a Non-Employee Director pursuant to this Section 6A shall accrue as to one-third (1/3) of the shares on each of the first three anniversaries of the date of grant. No partial exercise of the Options may be for less than one hundred (100) share lots or multiples thereof. The term of Options granted pursuant to this Section 6A shall expire ten years and one month from the date of grant or twelve months after the Non-Employee Director ceases for any reason to be a member of the Board, whichever occurs first. The Option exercise price shall be the Fair Market Value of the Stock on the date each Option is granted, which shall be payable to the Corporation in full upon exercise either (i) in cash or its equivalent, or (ii) by tendering shares of previously acquired Stock having a Fair Market Value at the time of exercise equal to the total Option price, or
(iii) by a combination of (i) and (ii).

Section 7.  Restricted Stock

          7.1 Grant of Restricted Stock. Subject to the provisions of Sections 4 and 5, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Non-Employee Directors are not eligible to receive grants of Restricted Stock under the Plan. Each grant of Restricted Stock shall be in writing.

          7.2 Transferability. Except as provided in Section 7 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock grant, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock grant; provided that Restricted Stock granted to officers, directors or Ten Percent Stockholders may not be sold for at least six (6) months after the date of grant.

          7.3 Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

          7.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Subsection 7.3 hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

              "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in Oshkosh Truck Corporation's 1990 Incentive Stock Plan, rules of administration adopted pursuant to such Plan and a Restricted Stock grant dated __________. A copy of the Plan, such rules and such Restricted Stock grant may be obtained from the Secretary of Oshkosh Truck Corporation."

          7.5 Removal of Restrictions. Except as otherwise provided in Section 7 hereof, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by Subsection 7.4 removed from the Participant's Stock certificate.

          7.6 Voting Rights. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares.

          7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

          7.8 Termination of Employment Due to Retirement. The Committee may provide in its Restricted Stock grant that in the event a Participant terminates his or her employment with the Corporation because of Retirement, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Subsection
7.2 hereof shall automatically terminate and, except as otherwise provided in Subsection 7.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable. In the event the Restricted Stock grant does not automatically terminate such restrictions and a Participant terminates his or her employment with the Corporation because of Retirement, the Committee may, in its sole discretion, waive the restrictions remaining on any or all shares of Restricted Stock pursuant to Subsection 7.2 hereof and/or add such new restrictions to those shares of Restricted Stock as it deems appropriate.


          7.9 Termination of Employment Due to Death or Disability. The Committee may provide in its Restricted Stock grant that in the event a Participant terminates his or her employment with the Corporation because of death or Disability during the Period of Restriction, the restrictions applicable to the shares of Restricted Stock pursuant to Subsection 7.2 hereof shall terminate automatically with respect to all of the shares or that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months which have elapsed since the date of grant divided by the maximum number of full months of the Period of Restriction. All remaining shares shall be forfeited and returned to the Corporation; provided, however, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares either before or after the death of the Participant.

          7.10 Termination of Employment for Reasons Other than Death Disability or Retirement. In the event that a Participant terminates his or her employment with the Corporation for any reason other than those set forth in Subsections
7.8 and 7.9 hereof during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Corporation; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Corporation, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate.

          7.11 Nontransferability of Restricted Stock. No shares of Restricted Stock granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant.

Section 8.        Beneficiary Designation

          8.1 Beneficiary Designation. Each Participant and Non-Employee Director under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the death of the Participant or the Non-Employee Director, as the case may be, before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant or Non-Employee Director, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant or Non-Employee Director in writing with the Committee during the lifetime of the Participant or Non-Employee Director. In the absence of any such designation, benefits remaining unpaid at the death of the Participant or Non-Employee Director, as the case may be, shall be paid to the estate of the Participant or Non-Employee Director, as the case may be.


Section 9.        Rights of Employees

          9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant's employment at any time nor confer upon any Participant any right to continue in the employ of the Corporation.

          9.2 Participation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant. The preceding sentence shall not be construed or applied so as to deny an employee any Participation in the Plan solely on the basis that the employee was a Participant in connection with a prior grant of benefits under the Plan.

Section 10.       Administration; Powers and Duties of the Committee

          10.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. The grant, amount and terms of Awards to Non-Employee Directors under the Plan shall be determined as provided in Section 6A of the Plan.

          10.2  Change  of  Control.  Without  limiting  the  authority  of  the
Committee  as provided  herein,  the  Committee,  either at the time  Options or shares of Restricted Stock are granted, or, if so provided in the applicable Option agreement or Restricted Stock grant, at any time thereafter, shall have the authority to accelerate in whole or in part the exercisability of Options and/or the last day of the Period of Restriction upon a Change of Control. The Option agreements and Restricted Stock grants approved by the Committee may contain provisions whereby, in the event of a Change of Control, the acceleration of the exercisability of Options and/or the last day of the Period of Restriction may be automatic or may be subject to the discretion of the Committee, depending on whether the Change of Control shall be approved by a majority of the members of the Board. If the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

          10.3 Amendment, Modification and Termination of Plan. The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no such action of the Board, without approval of the stockholders, may:


          (a) Increase the total amount of Stock which may be issued under the Plan, except as provided in Subsections 4.1 and 4.3 of the Plan.

          (b) Increase the total number of shares of Stock that may be issued under the Plan to any one Participant, except as provided in Subsections
     4.1 and 4.3 of the Plan.

          (c) Change the provisions of the Plan regarding the Option price except as permitted by Subsection 4.3.

          (d) Materially increase the cost of the Plan or materially increase the benefits to Participants and/or Non-Employee Directors.

          (e) Extend the period during which Options or Restricted Stock may be granted.

          (f) Extend the maximum period after the date of grant during which Options may be exercised.

          (g) Change the class of individuals eligible to receive Options or Restricted Stock.

No amendment, modification or termination of the Plan shall in any manner adversely affect any Options or Restricted Stock theretofore granted under the Plan, without the consent of the Participant.

Section 11.       Tax Withholding

          11.1 Tax Withholding. Whenever shares of Stock are to be issued under the Plan, the Corporation shall have the power to require the recipient of the Stock to remit to the Corporation an amount sufficient to satisfy Federal, state and local withholding tax requirements prior to issuance of the certificate for shares of stock.

Section 12.       Requirements of Law

          12.1 Requirements of Law. The granting of Options or Restricted Stock, and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          12.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Wisconsin.

                                      PROXY
CLASS A COMMON STOCK

                            OSHKOSH TRUCK CORPORATION

               Revocable Proxy for Annual Meeting of Shareholders

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         I hereby appoint Robert G. Bohn and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, February 3, 1999, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, the Proxy will be voted FOR ALL nominees listed IN ITEM 1 AND FOR THE PROPOSAL TO APPROVE THE OSHKOSH TRUCK CORPORATION 1990 INCENTIVE STOCK PLAN, AS AMENDED.





                        PLEASE MARK, SIGN AND DATE BELOW
             DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED




                  OSHKOSH TRUCK CORPORATION 1999 ANNUAL MEETING
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1.


1. ELECTION OF CLASS A     1 - J. William         2 - Robert G. Bohn
    DIRECTORS:                                         Andersen
                           3 - General Frederick M. Franks, Jr.(Ret.U.S. Army)
                           4 - Michael W. Grebe   5 -  Kathleen  J.  Hempel
                           6 - Stephen P. Mosling 7 - J. Peter Mosling, Jr.


|_|   FOR all nominees   |_|    WITHHOLD AUTHORITY
      listed to the             to vote for all
      left (except as           nominees listed to
      specified below).         the left.

---------------------------------------------------
---------------------------------------------------


(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.Proposal to approve the Oshkosh Truck Corporation 1990 Stock Plan, as amended.

   |_|   FOR       |_|   AGAINST      |_|   ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box
Address Change?          [ ]  Name Change?     [ ]   Date
Indicate changes below                               __________________________

             NO. OF SHARES

   ------------------------------------------------

   ------------------------------------------------
   Signature(s) in Box

   I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report. Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

                                      PROXY
COMMON STOCK

                            OSHKOSH TRUCK CORPORATION

               Revocable Proxy for Annual Meeting of Shareholders

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   I hereby appoint Robert G. Bohn and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, February 3, 1999, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, the Proxy will be voted FOR ALL nominees listed IN ITEM 1.





                        PLEASE MARK, SIGN AND DATE BELOW
             DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED




                  OSHKOSH TRUCK CORPORATION 1999 ANNUAL MEETING
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1.


1. ELECTION OF DIRECTORS:    1 - Daniel T. Carroll  2 - Richard G. Sim

|_|   FOR all nominees   |_|    WITHHOLD AUTHORITY
      listed to the             to vote for all
      left (except as           nominees listed to
      specified below).         the left.


   ---------------------------------------------------
   ---------------------------------------------------


(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box
Address Change?          [ ]  Name Change?      [ ]  Date
Indicate changes below                               __________________________


             NO. OF SHARES

   -----------------------------------------------------

   -----------------------------------------------------
   Signature(s) in Box

   I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report. Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.